Exhibit 10.2

GOLDMAN SACHS BANK USA
200 West Street
New York, New York  10282-2198

PERSONAL AND CONFIDENTIAL

September 20, 2020

Illumina, Inc.
5200 Illumina Way
San Diego, California  92122

Attention:          Sam Samad, CFO

PROJECT VALOR
Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs” and, together with each Lender (as defined in Annex A) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 6 hereof, collectively, the “Commitment Parties,” “we” or “us”) are pleased to confirm the arrangements under which (i) Goldman Sachs is exclusively authorized by Illumina, Inc. (the “Borrower” or “you”) to act as sole lead arranger and sole bookrunner, (ii) Goldman Sachs is exclusively authorized by you to act as sole administrative agent in connection with, and (iii) each Commitment Party commits to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A and B hereto (collectively, this “Commitment Letter”).  Capitalized terms used but not defined herein have the meanings ascribed to such terms in Annexes A or B, as the context may require.

You have informed us that the Borrower, through its wholly-owned subsidiaries (“Merger Sub 1” and “Merger Sub 2”), intends to acquire all of the issued and outstanding equity interests not already owned by it (the “Acquisition”) of an entity previously identified to us and codenamed “Valor” (the “Target”, and together with its subsidiaries, the “Acquired Business”) pursuant to an Agreement and Plan of Merger dated the date hereof among the Borrower, Merger Sub 1, Merger Sub 2 and Target (including the exhibits, schedules and all related documents thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”) for the consideration set forth in the Acquisition Agreement (the “Acquisition Consideration”).  The Acquisition will be effected through a two-step merger of (i) Merger Sub 1 with and into the Target, with the Target being the surviving corporation and (ii) immediately following the first merger and as part of the same overall transaction as the first merger, Target (as the surviving corporation of the first merger) will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving corporation and a wholly owned direct or indirect subsidiary of the Borrower.  You have also informed us that the Acquisition and related transaction fees and expenses are expected to be financed, in part, from a combination of the following: (i) existing liquidity sources, including available cash of the Borrower, (ii) the issuance by the Borrower of its equity interests to the holders of equity interests in the Target, (iii) the issuance by the Borrower of senior unsecured notes (the “Notes”) pursuant to one or more registered public offerings or Rule 144A or other private placements in an aggregate principal amount of up to $1,000.0 million and/or (iv) to the extent applicable, the issuance by the Borrower its affiliates of other debt securities or equity securities (together with the Notes, the “Permanent Financing”) or, to the extent the Borrower does not issue the Permanent Financing on or before the time the Acquisition is consummated, borrowings by the Borrower of loans (the “Bridge Loans”) under a senior unsecured 364-day bridge loan facility in an aggregate principal amount up to $1,000.0 million (the “Bridge Facility”) having the terms set forth on Annex A (the transactions referred to in this sentence are collectively referred to herein as the “Transactions”).

1.	Commitments; Titles and Roles.

(i) Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as sole lead arranger and sole bookrunner (the “Arranger”) and (ii) Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as sole administrative agent (the “Administrative Agent”), in each case for the Bridge Facility.  Goldman Sachs is pleased to commit to provide the Borrower the full amount of the Bridge Facility (in such capacity, an “Initial Lender”); provided that, the amount of the Bridge Facility and the aggregate commitment of the Commitment Parties hereunder shall be automatically reduced on a pro rata basis (or allocated between any affiliated Commitment Parties as they and the Arranger may otherwise determine) at any time on or after the date hereof, in each case as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Annex A hereto.  It is further agreed that Goldman Sachs will appear on the top left of the cover page of any marketing materials for the Bridge Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement, including communications to the market with respect to the Bridge Facility.  Our fees for our commitment and for services related to the Bridge Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and Goldman Sachs on the date hereof.  No additional agents, co-agents or arrangers will be appointed, no other titles awarded and no compensation (except as set forth in this Commitment Letter) will be paid in order to obtain commitments in connection with the Bridge Facility, unless you and we shall so agree.

2.	Conditions Precedent.

The Commitment Parties’ respective commitments and agreements are subject only to (i) the execution and delivery of a bridge loan agreement (the “Bridge Loan Agreement”) and other related definitive documents (collectively, the “Loan Documents”) on the terms set forth in this Commitment Letter and subject only to the Funding Conditions (as defined below), (ii) the Borrower having engaged, not later than the date of the Borrower’s acceptance of this Commitment Letter, one or more investment and/or commercial banks satisfactory to us and you (collectively, the “Financial Institution”) to arrange or place the Permanent Financing on terms and conditions reasonably satisfactory to us (it being understood that your execution of that certain engagement letter delivered by you to Goldman, Sachs & Co. LLC concurrently with the execution of this Commitment Letter satisfied such condition) and (iii) the conditions set forth in Annex B hereto.  Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Bridge Facility on the Closing Date are set forth in this Section 2 and in Annex B hereto (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter, the Loan Documents or otherwise) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding duly requested by the Borrower under the Bridge Facility on the Closing Date shall occur).

Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations the accuracy of which will be a condition to the availability of the Bridge Facility on the Closing Date will be (i) the representations made by the Target in the Acquisition Agreement as are material to the interests of

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the Lenders and the Commitment Parties (in their capacities as such), but only to the extent that the Borrower or its applicable affiliates have the right not to consummate the Acquisition, or to terminate their respective obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct (the “Acquisition Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Bridge Facility will be such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth herein and in Annex B hereto are satisfied (it being understood that nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth in this Section 2 or in Annex B hereto).  As used herein, “Specified Representations” means representations made by the Borrower in the Loan Documents relating to incorporation or formation; organizational power and authority to enter into the Loan Documents; due execution, delivery and enforceability of the Loan Documents; solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Schedule I to Annex B hereto); no conflicts of the Loan Documents with charter documents or agreements with respect to indebtedness for borrowed money of the Borrower or its subsidiaries (after giving effect to the Acquisition) in a committed or outstanding principal amount of $250 million or more (each a “Material Debt Instrument”) (which representation shall not be subject to a “material adverse effect” qualifier); Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the Bridge Facility not violating (x) OFAC and other sanctions laws and other anti-terrorism laws and (y) FCPA and other anti-corruption laws; and the Patriot Act (as defined below).

3.	Permanent Financing.

The Borrower agrees to use commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement) to cause the Permanent Financing to be issued or placed on or prior to the Closing Date, to the extent required to consummate the Acquisition without use of the Bridge Facility.

4.	Information.

The Borrower represents and covenants that (i) all written or formally presented information (other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided directly or indirectly by the Acquired Business or the Borrower to the Commitment Parties or the Lenders in connection with the Transactions (the “Information”) is and will be when furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain when furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); provided, that such representation and covenant with respect to the Acquired Business and its representatives is made to the Borrower’s knowledge; and (ii) the projections and other forward-looking information that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of the Acquired Business or the Borrower in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Borrower’s or Acquired Business’ control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.  You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect (to

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your knowledge insofar as it applies to the information concerning the Acquired Business) if the Information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (and with respect to the Acquired Business, use commercially reasonably efforts to the extent practical and appropriate and consistent with the Acquisition Agreement to cause the Acquired Business to supplement), the Information and projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made (to your knowledge insofar as it applies to information regarding the Acquired Business).  In arranging the Bridge Facility, we will be entitled to use and rely on the Information and the projections without responsibility for independent verification thereof. We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues.  Notwithstanding the foregoing, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon the accuracy of the representations or compliance with the covenants set forth in this Section 4, and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of such representations or the compliance with such covenants shall not constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter.

5.	Indemnification and Related Matters.

In the event that any Commitment Party or its affiliates (each such person, a “Protected Party”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Borrower or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Borrower agrees to periodically reimburse such Protected Party upon written demand (together with customary documentation in reasonable detail) for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith (provided that any legal expenses shall be limited to one counsel for all Protected Parties taken as a whole and if reasonably necessary, a single local counsel for all Protected Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Protected Parties where the Protected Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Protected Party similarly situated taken as a whole).  The Borrower also agrees to indemnify and hold such Protected Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or a Protected Party and whether or not any such Protected Party is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (a) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Protected Party or its Related Protected Party in performing the services that are the subject of the Letters or (y) a material breach of the obligations of such Protected Party or its Related Protected Party under the Letters or the Loan Documents; or (b) arises from any dispute among Protected Parties or any Related Protected Parties of the foregoing other than any claims against a Protected Party in its capacity or in fulfilling its role as an agent or arranger role with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates or the Acquired Business (collectively, the “Indemnification Carve-outs”).  In addition, such indemnity shall not, as to any Protected Party, be available with respect to any settlements effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your consent, you agree to indemnify and hold harmless each Protected Party in the manner set forth above (for the avoidance of

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doubt, it being understood that if there is a final judgment in any such proceeding, the indemnity set forth above shall apply (subject to the exceptions thereto set forth above)).  If for any reason (other than the Indemnification Carve-outs) the foregoing indemnification is unavailable to such Protected Party or insufficient to hold it harmless, then the Borrower will contribute to the amount paid or payable by such Protected Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Protected Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (x) the Borrower and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (y) such Protected Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Borrower under this paragraph will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to any affiliate of such Protected Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Protected Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, such Protected Party, any such affiliate and any such person.  The Borrower also agrees that neither any Protected Party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Protected Party in performing the services that are the subject of the Letters or the material breach by such Protected Party of its obligations under the Letters; provided, however, that in no event will such Protected Party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Protected Party’s or such other parties’ activities related to the Letters.  Neither the Borrower nor any of its affiliates will be responsible or liable to the Protected Parties or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, the Letters, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided, that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth in this Section 5 with respect to any action, proceeding or investigation brought against any Protected Party. The provisions of this Section 5 will survive any termination or completion of the arrangement provided by the Letters.

For purposes hereof, a “Related Protected Party” of a Protected Party means (a) any controlling person or controlled affiliate of such Protected Party, (b) the respective directors, officers, or employees of such Protected Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Protected Party or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Protected Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Section 5, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Each Commitment Party may assign its commitments and

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agreements hereunder, in whole or in part, (i) to any of its affiliates and (ii) in the case of Goldman Sachs, to any additional “Commitment Parties” acceptable to the Borrower (in its sole discretion) who become party to this Commitment Letter pursuant to a Joinder Agreement or other documentation reasonably satisfactory to Goldman Sachs and the Borrower, and upon any such assignment, Goldman Sachs will be released from that portion of its commitments and agreements that has been so assigned.  In the event that any reduction of the commitments of the Commitment Parties is required under the terms hereof, Commitment Parties which are affiliated with each other may allocate such reduction of commitments between themselves as such affiliated Commitment Parties may agree, provided that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by the Commitment Parties in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any other person without our prior written consent except, after providing written notice to the Commitment Parties (to the extent practicable and not prohibited by applicable law), pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Borrower’s and its affiliates’ respective officers, directors, employees and advisors (including legal counsel, independent auditors and other experts or agents) who are directly involved in the consideration of the Transactions (including in connection with providing accounting and tax advice to the Borrower and its affiliates) on a confidential basis, (ii) this Commitment Letter, the Fee Letter or the information contained herein and therein to the Acquired Business and its officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) in connection with the Transactions, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligations to keep such material confidential (provided that any disclosure of the Fee Letter or its terms or substance to the Acquired Business or its officers, directors, employees, agents and advisors shall be redacted in a customary manner reasonably satisfactory to us), (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent practicable and not prohibited by applicable law), (iv) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, a copy of any portion of this Commitment Letter (but not the Fee Letter other than the existence thereof) in any public record in which you are required by law or regulation on the advice of your counsel to file it, (v) the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, the Permanent Financing or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (vi) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof, (vii) the information contained in Annex A hereto in any prospectus or other offering memorandum relating to the Permanent Financing, and (viii) the information contained in Annex A hereto to Moody’s

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Investor Services, Inc. (“Moody’s”) and S&P Global Inc. (“S&P”); provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with us.

Each Commitment Party will treat as confidential all information provided to it by or on behalf of the Borrower or the Acquired Business or any of your or its subsidiaries or affiliates, and shall not disclose such information to any third party or circulate or refer publicly to such information without the Borrower’s prior written consent; provided, however, that nothing herein will prevent each Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof to the extent practicable and not prohibited by applicable law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Commitment Party, its affiliates or any other person described in clause (d) below, (d) to such Commitment Party’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and who have agreed to treat such information confidentially in accordance with the terms hereof (it being understood that such Commitment Party shall be responsible for any breach by any such person (other than legal counsel, auditors and other experts or agents, in each case, operating under rules of professional responsibility or conduct) of the confidentiality provisions hereof applicable to such Commitment Party), (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Bridge Facility, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with customary market standards for the dissemination of such type of information, (f) to Moody’s and S&P and other rating agencies or to market-data collectors as reasonably determined by the Commitment Parties in consultation with the Borrower; provided that such information is limited to Annex A hereto and is supplied only on a confidential basis, (g) to service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and information required by them to perform their services about the Bridge Facility, (h) received by such Commitment Party on a non-confidential basis from a source (other than you, the Acquired Business or any of your or their respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Commitment Party to be prohibited from disclosing such information to such Commitment Party by a legal, contractual or fiduciary obligation, (i) for purposes of establishing a “due diligence” defense or (j) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof.  The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Bridge Loan Agreement by the parties thereto, at which time any confidentiality undertaking in the Bridge Loan Agreement shall supersede the provisions in this paragraph.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Commitment Parties (together with their respective affiliates, the “Affiliated Parties”) are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of their various business activities, the Affiliated Parties and funds or other entities in which the Affiliated

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Parties invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Affiliated Parties may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Borrower, the Acquired Business or their affiliates.  In addition, the Affiliated Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.  The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor.  Although the Affiliated Parties in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Affiliated Parties shall have no obligation to disclose such information, or the fact that the Affiliated Parties are in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.

Consistent with the Affiliated Parties’ policies to hold in confidence the affairs of their customers, the Affiliated Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their other customers.  Furthermore, you acknowledge that no Affiliated Party nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Affiliated Parties may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates.  You agree that each Affiliated Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Affiliated Party and the Borrower, its equity holders or its affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Affiliated Parties, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Affiliated Parties have not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Affiliated Party has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Affiliated Party is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that, solely in connection with the Bridge Facility and the services described in this Commitment Letter and the Fee Letter, it will not claim that any Affiliated Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.  As you know, Goldman, Sachs & Co. has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition.  Each of the

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parties hereto agree to such retention, and further agree not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.  In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Borrower, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Affiliated Parties do not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the execution and delivery of the Loan Documents by each of the parties thereto and the effectiveness of the commitments thereunder, (ii) the consummation of the Acquisition without using the Bridge Loans, (iii) the termination of Borrower’s or Merger Sub 1’s or Merger Sub 2’s obligation to consummate the Acquisition pursuant to the Acquisition Agreement, and (iv) the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof, and subject to extension as set forth in Section 9.01(b)(i) thereof) (the earliest date in clauses (ii) through (iv) being the “Commitment Termination Date”).

Subject to the following paragraph, the Borrower may terminate this Commitment Letter or reduce any of the Commitments (on a pro rata basis) hereunder at any time by written notice to the Arranger.

The provisions set forth under Sections 3, 4, 5, 7 and 8 hereof (other than any provision herein that expressly terminates upon execution of the Bridge Loan Agreement) and this Section 9 hereof and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.

Each party hereto agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Representations and whether as a result of any inaccuracy thereof the Borrower, Merger Sub 1 or Merger Sub 2 or their respective affiliates have the right to terminate their respective obligations under the Acquisition Agreement, or to decline to consummate the Transactions pursuant to the Acquisition Agreement and (iii) the determination of whether the Transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or country.

Each of the Commitment Parties hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the  “Beneficial Ownership Regulation”)  each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Commitment Party and such Lender to identify the Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each Commitment Party and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.  The words “execution”, “signed,” “signature” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Facility.

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being  acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are only subject to the conditions precedent set forth in Section 2 hereof and Annex B hereto.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties a copy of this Commitment Letter, together with the Fee Letter executed by you, any fees owing thereunder as of the date thereof, prior to the time of the public announcement of the Acquisition Agreement being entered into by the parties thereto, whereupon this Commitment Letter and

10

the Fee Letter will become binding agreements between us and you.  If this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such earlier time, this offer will terminate at such time.  We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

11

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Signature Page to Project Valor Bridge Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

ILLUMINA, INC.

By:	/s/ Sam Samad
	Name:	Sam Samad
	Title:	CFO

[Signature Page to Project Valor Bridge Commitment Letter]

ANNEX A

Project Valor
Summary of the Bridge Facility

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Commitment Letter (including its annexes) to which this Annex A is attached.

Borrower:	Illumina, Inc. (the “Borrower”).

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used (i) to fund, in part, the Acquisition Consideration and (ii) to pay fees and expenses related to the Transactions.

Sole Lead Arranger and
Sole Bookrunner:	Goldman Sachs Bank USA (“Goldman Sachs” and, in its capacity as sole lead arranger and sole bookrunner, the “Arranger”).

Administrative Agent:	Goldman Sachs (in its capacity as administrative agent, the “Administrative Agent”) and will perform the duties customarily associated with such role.

Lenders:	Goldman Sachs and/or other financial institutions selected in accordance with the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:
Up to $1,000.0 million in aggregate principal amount of senior unsecured bridge loans (the “Bridge Loans” and the “Bridge Facility”), less, the amount of any applicable reduction to the commitments (the “Commitments”) under the Bridge Facility on or prior to the Closing Date as set forth under the heading “Mandatory Prepayments/Commitment Reductions” below.

Availability:	One drawing may be made under the Bridge Facility on the Closing Date.

Maturity:	The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date. No amortization will be required with respect to the Bridge Facility.

Closing Date:
The date on or before the Commitment Termination Date on which the borrowing under the Bridge Facility is made and the date Merger Sub 1 and Merger Sub 2 consummate the Acquisition (the “Closing Date”).

Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest, at the Borrower’s option, as follows:

(a)	at the Base Rate plus the Applicable Margin; or

Annex A-1

(b)	at the reserve-adjusted Eurodollar Rate plus the Applicable Margin.

As used herein, the terms “Base Rate” and “reserve-adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve-adjusted Eurodollar Rate will be customary and appropriate for financings of this type.  In no event shall the Base Rate be less than the sum of (i) the one-month reserve-adjusted Eurodollar Rate (after giving effect to a reserve adjusted Eurodollar Rate “floor” of 0.00%) plus (ii) 1.00%.

The Bridge Loan Agreement will contain customary provisions providing for the replacement of the reserve-adjusted Eurodollar Rate with a mutually agreed alternative.

“Applicable Margin” and “Applicable Ticking Fee Rate” means (as applicable) a percentage per annum determined in accordance with the pricing grid attached hereto as Schedule I.

Notwithstanding the foregoing, if any principal, interest, fee or other amount payable by the Borrower under the Bridge Facility is not paid when due, then such overdue amount shall accrue interest at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum.  Such interest will be payable on demand.

Interest Payments:
Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve-adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Ticking Fees:
Ticking fees (“Ticking Fee”) equal to 0.20% per annum times the actual daily undrawn Commitments will accrue during the period commencing on the later of (i) the date that is 90 days after the date of the Commitment Letter and (ii) the date of execution of the Bridge Loan Agreement and ending on the earlier of the Closing Date and the date of termination of the Commitments, payable to the Lenders in arrears on the earlier of the Closing Date and the date of termination of the Commitments (such earlier date, the “Ticking Fee Payment Date”).

Annex A-2

Duration Fees:
Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Bridge Loan of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Voluntary Prepayments/
Commitment Reductions:
The Bridge Facility may be voluntarily prepaid and the Commitments thereunder may be reduced by the Borrower, in whole or in part without premium or penalty; provided that Bridge Loans bearing interest with reference to the reserve-adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs.  Voluntary prepayments of the Bridge Loans may not be reborrowed.

Mandatory Prepayments/
Commitment Reductions:
The following amounts shall be applied to prepay the Bridge Loans (and, prior to the Closing Date, the Commitments of the Lenders, pursuant to the Commitment Letter and the Loan Documents, shall be automatically and permanently reduced by such amounts) as set forth below:

(a)
100% of the net cash proceeds (including into escrow; provided that the conditions to release of such cash proceeds from escrow are no more restrictive to the Borrower than the conditions to availability of the Bridge Facility, as determined by the Borrower in its reasonable discretion; provided, further, that amounts deposited in escrow shall (x) prior to their release from escrow, be applied to reduce Commitments of the Lenders and (y) following their release from escrow and solely to the extent not applied as set forth in (x), be applied to repay Bridge Loans) of any sale or issuance of debt securities or any incurrence or borrowing of other indebtedness for borrowed money (other than as described in clause (b) below and Excluded Debt (as defined below)), or issuance of any equity securities or equity-linked securities (other than (i) any such issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) any such issuances of directors’ qualifying shares, (iii) any such issuances as direct consideration in a permitted acquisition or investment, (iv) any such issuances in connection with the conversion of options or warrants, (v) any such issuances under hedging programs, (vi) any issuances to Target equity holders in

Annex A-3

connection with the Acquisition and (vii) other customary exceptions to be mutually agreed upon), in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries.  In the event that the Borrower or its subsidiaries receive any cash proceeds of any equity issuance, up to the amount of any voluntary reduction of Commitments under the Bridge Facility previously made by the Borrower in connection with such equity issuance, then (to avoid duplication) such amount of cash proceeds shall not be applied in mandatory prepayment of Bridge Loans or reduction of Commitments under the Bridge Facility;

(b)     (i) 100% of the committed amount or (without duplication) (ii) 100% of the net cash proceeds (including into escrow; provided that the conditions to release of such cash proceeds from escrow are no more restrictive to the Borrower than the conditions to availability of the Bridge Facility, as determined by the Borrower in its reasonable discretion; provided, further, that amounts deposited in escrow shall (x) prior to their release from escrow, be applied to reduce Commitments of the Lenders and (y) following their release from escrow and solely to the extent not applied as set forth in (x), be applied to repay Bridge Loans) of loans under any revolving loan facility (other than Excluded Debt), term loan facility or similar agreement in connection with financing the Transactions (but in the case of clause (i), only to the extent that a definitive credit or similar agreement with respect thereto has been executed and become effective and the conditions to availability thereunder are no more restrictive to the Borrower than the conditions to availability of the Bridge Facility, as determined by the Borrower in its reasonable discretion); and

(c)
100% of the net cash proceeds (including cash equivalents) actually received of any sale or other disposition (including any casualty or condemnation) of any assets outside the ordinary course of business on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries prior to the Closing Date, except for (i) sales or other dispositions between or among the Borrower and its subsidiaries, (ii) sales or other dispositions, the net cash proceeds of which either (x) do not exceed $250 million in the aggregate or (y) are reinvested in the business within 6 months (or 9 months, to the extent committed to be reinvested within 6 months) following receipt (or, in the case of casualty or condemnation proceeds, to be applied in the repair or replacement of the affected assets within such period as may be reasonably required); (iii) sales or other dispositions of cash, cash equivalents or other assets classified as current assets on the balance sheet of the Borrower, (iv) sales or other dispositions of notes or accounts receivable; (v) sales or other dispositions of obsolete, used or surplus equipment; (vi) sales or other dispositions of assets in the Borrower’s general investment portfolio or of investments made in

Annex A-4

venture funds in the ordinary course of business and (vii) other customary exceptions to be mutually agreed upon.

For the purposes hereof, “Excluded Debt” means (i) intercompany indebtedness among the Borrower and/or its subsidiaries, (ii) indebtedness incurred to refinance the Borrower’s 0.5% convertible notes due 2021 (the “2021 Convertible Notes”), (iii) capital leases, letters of credit and purchase money and equipment financings, in each case, in the ordinary course, (iv) capital leases, letters of credit, overdraft facilities, trade, seller, customer or supply chain financing facilities and purchase money and equipment financings, in each case, in the ordinary course, (v) ordinary course indebtedness of foreign subsidiaries of the Borrower under any existing facility, (vi) any commitments or loans in a principal amount of not more than $1,000 million in the aggregate under any revolving loan facility or revolving tranche of any other debt facility entered into after the date of the Commitment Letter and (vii) other indebtedness (except the Permanent Financing) in an aggregate principal amount up to $100 million.

Mandatory prepayments of the Bridge Loans may not be reborrowed.

All voluntary and mandatory prepayments of Bridge Loans and reductions of Commitments shall be allocated among the Lenders on a pro rata basis.  The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction required by this section.  All mandatory prepayments shall be applied without premium or penalty (except for breakage costs, if any).

Notwithstanding anything to the contrary above, mandatory prepayments and commitment reductions with respect to net cash proceeds received by a foreign subsidiary of the Borrower shall not be required if and for so long as the Borrower has determined in good faith that repatriation to the Borrower to make any such payments would have material adverse tax consequences or would violate applicable local law or, in the case of a non-wholly owned foreign subsidiary, the applicable organizational documents of any such non-wholly owned foreign subsidiary (as in effect on the date of the Commitment Letter).

In addition, the Commitments shall terminate on the first to occur of (i) the consummation of the Acquisition without using the Bridge Loans, (ii) the termination of Borrower’s or Merger Sub 1’s or Merger Sub 2’s obligation to consummate the Acquisition pursuant to the Acquisition Agreement, and (iii) Outside Date (as defined in the

Annex A-5

Acquisition Agreement as in effect on the date hereof, and subject to extension as set forth in Section 9.01(b)(i) thereof).

Documentation Principles:
The Loan Documents shall contain the terms and conditions set forth in this Annex A and shall otherwise be usual and customary for financings of this kind and reflect, in a manner to be mutually and reasonably agreed by the Borrower and the Arranger, the business, operational and strategic matters and requirements relating to the Borrower and its subsidiaries in light of their ratings, size, industries, practices and matters disclosed in the Acquisition Agreement (collectively, the “Documentation Principles”), which shall be based on a precedent credit agreement agreed between the Borrower and the Arranger prior to the date hereof. The Bridge Loan Agreement shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex A, in each case, applicable to the Borrower and its subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.  For the avoidance of doubt, the Loan Documents shall also contain the Administrative Agent’s customary agency and operational provisions, to the extent such requirements have been generally required by the Administrative Agent in documenting other credit facilities similar to the Bridge Facility, and shall also include customary provisions pertaining to (i) LLC divisions, (ii) lender ERISA representations, (iii) Eurodollar Rate/LIBOR rate replacement, (iv) European Union bail-in and (v) qualified financial contracts (if applicable).

Representations and
Warranties:
The Bridge Loan Agreement will include only the following representations and warranties with respect to the Borrower and its subsidiaries, which shall otherwise be consistent with the Documentation Principles, and will be made on the date of the Bridge Loan Agreement (other than solvency) and on the Closing Date: existence, qualification and power; authorization, no contravention; governmental authorization, other consents; binding effect; financial statements, no material adverse effect; accuracy of information; litigation; taxes; environmental matters; ERISA compliance; margin regulations, Investment Company Act; compliance with laws; OFAC and other sanctions laws, FCPA and other anti-corruption laws; Patriot Act and other anti-terrorism laws; use of proceeds; solvency as of the Closing Date (solvency to be defined in a manner consistent with Schedule I to Annex B); EEA financial institution status.

Covenants:
The Bridge Loan Agreement will include only the following financial, affirmative and negative covenants with respect to the Borrower and its subsidiaries, and otherwise be consistent with the Documentation Principles:

Annex A-6

- Financial Covenant:
Commencing on and after the Closing Date, the Borrower will not permit the Total Leverage Ratio (to be defined) as of the last day of any fiscal quarter of the Borrower to be greater than 3.50 to 1.00.

The definitions and components of the Total Leverage Ratio will be determined in accordance with the Documentation Principles.

- Affirmative Covenants:
Delivery of audited annual consolidated financial statements; certificates, unaudited quarterly consolidated financial statements and other information; notices of default or other material events; payment of taxes; preservation of existence; maintenance of properties, maintenance of insurance; compliance with laws; books and records; use of proceeds; anti-corruption laws; and inspection of property and books and records.

- Negative Covenants:	Liens; subsidiary indebtedness; mergers, consolidations, liquidations, dissolutions and sales of all or substantially all assets; and sanctions and anti-corruption laws.

Events of Default:
The Bridge Loan Agreement will include only the following events of default (and, as appropriate, grace periods) with respect to the Borrower and its subsidiaries, which shall be consistent with the Documentation Principles: failure to make payments when due; breach of covenants; material inaccuracy of any representation or warranty; cross-default with respect to Material Debt Instruments; insolvency matters; judgments of $250 million or more; certain ERISA events; and change of control.

Without limiting (and subject to) the conditions precedent referred to in Section 2 of the Commitment Letter and in Annex B attached to the Commitment Letter but notwithstanding anything to the contrary contained in the Bridge Loan Agreement, the Lenders shall not be entitled to (a) terminate the Commitments prior to the Closing Date, (b) rescind, terminate or cancel the Bridge Loan Agreement or any of its commitments thereunder or exercise any right or remedy under the Bridge Loan Agreement, to the extent to do so would prevent, limit or delay the making of the Bridge Loans, (c) refuse to participate in making Bridge Loans or (d) exercise any right of set-off or counterclaim in respect of Bridge Loans to the extent to do so would prevent, limit or delay the making of its Bridge Loans, in each case unless a payment or bankruptcy event of default under the Bridge Loan Agreement has occurred and is continuing.  Notwithstanding anything to the contrary provided herein, (i) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition precedent in Section 2 of the Commitment Letter and in Annex B attached to the Commitment Letter is not satisfied on the Closing Date and (ii) immediately after the occurrence of the Closing Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing sentence.  The acceleration of

Annex A-7

the Bridge Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Conditions Precedent to
Closing and Borrowing:
The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the conditions precedent referred to in Section 2 of the Commitment Letter and in Annex B attached to the Commitment Letter.

Assignments and Participations:
The Lenders shall not be permitted to assign any Commitments prior to the Closing Date except as and to the extent permitted by the Commitment Letter.  From and after the funding of the Bridge Loans on the Closing Date, the Lenders may assign all or, in an amount of not less than $10.0 million, any part of, their respective Bridge Loans of the Bridge Facility to one or more persons which are reasonably acceptable to (a) the Administrative Agent and (b) except, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, assignments made to a Lender, an affiliate or approved fund thereof will not be subject to the above consent requirements.  The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request.  Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents.  A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed.  The Lenders will also have the right to sell participations without restriction (other than to natural persons), subject to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Required Lenders:
Amendments and waivers will require the approval of Lenders holding more than 50% of total Commitments or Bridge Loans (“Required Lenders”); provided that, in addition to the approval of Required Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the Commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any principal, interest, or fee payment, (d) certain pro rata sharing provisions, (e) the definition of Required Lenders or any other provision specifying the number or percentage of Lenders required to waive, amend or modify, or grant consents under, the Bridge Loan Agreement, and (f) the amendment provisions included in the Bridge Loan Agreement.

Yield Protection:
The Bridge Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain taxes and (b)

Annex A-8

indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto.  For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents.  The Bridge Facility will provide that all payments are to be made free and clear of taxes (with customary exceptions).

Indemnity:
The Administrative Agent, the Arranger and the Lenders (and their respective affiliates and their respective officers, directors, employees, advisors, agents and representatives) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Bridge Facility (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) the gross negligence, bad faith or willful misconduct of such indemnified party, or a material breach of the Loan Documents by such indemnified party or (b) arising from disputes among such indemnified parties other than any claims against the Administrative Agent in its capacity or in fulfilling its role as agent with respect to the Bridge Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates) (provided, that any legal expenses shall be limited to one counsel for all indemnified parties taken as a whole and if reasonably necessary, a single local counsel for all indemnified parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified parties similarly situated taken as a whole).

Governing Law and
Jurisdiction:
The Bridge Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury.  New York law will govern the Loan Documents; provided that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Representations and whether as a result of any inaccuracy thereof the Borrower, Merger Sub 1 or Merger Sub 2 or their respective affiliates have the right to terminate their respective obligations under the Acquisition Agreement, or to decline to consummate the Transactions pursuant to the Acquisition Agreement and (iii) the determination of whether the Transactions have been consummated in accordance with

Annex A-9

the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or country.

Counsel to the Arranger and
Administrative Agent:	Davis Polk & Wardwell LLP.

Annex A-10

Schedule I

Pricing Grid

If the Borrower shall have one or more Debt Rating (as defined below) from any of S&P, Moody’s or Fitch, Inc. (“Fitch”) (other than any such rating provided without the consent of the Borrower), the following ratings-based Pricing Grid shall apply:

Debt Ratings (S&P / Moody’s / Fitch)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
Pricing Level 1: ≥ BBB+ / Baa1 / BBB+	25 bps	125 bps	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps
Pricing Level 2: BBB / Baa2 / BBB	37.5 bps	137.5 bps	62.5 bps	162.5 bps	87.5 bps	187.5 bps	112.5 bps	212.5 bps
Pricing Level 3: BBB- / Baa3 / BBB-	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps
Pricing Level 4: BB+ / Ba1 / BB+	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps
Pricing Level 5: < BB+ / Ba1 / BB+	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	175 bps	275 bps

As used herein:

“Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s or Fitch of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (collectively, the “Debt Ratings”); provided that (a) if the Borrower has three Debt Ratings, (i) if two of the three Debt Ratings issued by the foregoing rating agencies are at the same level but one rating falls within a different level (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), the Pricing Level shall be based upon the two Debt Ratings that fall within the same level, and (ii) if all three Debt Ratings issued by the foregoing rating agencies fall within different levels, the Pricing Level shall be based on the Debt Rating falling within the middle level; (b) if the Borrower has only two Debt Ratings, (i) if the respective Debt Ratings issued by foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply and (ii) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; and (c) if the Borrower has only one Debt Rating, the Pricing Level of such Debt Rating shall apply.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Otherwise, the following leverage-based Pricing Grid shall apply:

Total Leverage Ratio	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
< 2.50 to 1.00	50 bps	150 bps	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps
≥ 2.50 to 1.00 but < 3.00 to 1.00	75 bps	175 bps	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps
≥ 3.00 to 1.00	100 bps	200 bps	125 bps	225 bps	150 bps	250 bps	175 bps	275 bps

The initial Applicable Margin for the Total Leverage Ratio-based Pricing Grid shall be determined based on the Borrower’s pro forma Total Leverage Ratio as of the Closing Date (after giving effect to the Transactions), and will be adjusted after the Closing Date based on the compliance certificate delivered to the Administrative Agent at the end of each fiscal quarter of the Borrower (taking effect on the date of delivery of such compliance certificate).  If at any time the Borrower has not delivered a compliance certificate within the timeframe provided for by the Bridge Loan Agreement, the Borrower’s Total Leverage Ratio shall be deemed to be greater than 3.00 to 1.00.

ANNEX B

Project Valor
Summary of Conditions Precedent to the Bridge Facility

This Summary of Conditions Precedent outlines the conditions precedent to the Bridge Facility referred to in the Commitment Letter, of which this Annex B is a part.  Capitalized terms used but not defined in this Annex B have the meanings assigned to such terms in the Commitment Letter (including its annexes) to which this Annex B is attached (together with the Annexes thereto, the “Commitment Letter”).

1.
Concurrent Transactions.  The Acquisition shall have been consummated or will be consummated substantially concurrently with the borrowing under the Bridge Facility in accordance with the terms of the Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers thereto or thereunder that in each case are materially adverse to the interests of the Lenders, the Commitment Parties or the Arranger, unless the Arranger shall have provided its written consent thereto (such consent not to be unreasonably withheld, conditioned or delayed); it being understood and agreed that an increase in the consideration payable under the Acquisition Agreement (so long as such increase is paid in the form of common equity of the Borrower) is not materially adverse to the Lenders.

2.	No Material Adverse Effect. Since December 31, 2019, there has not been any Company Material Adverse Effect.

“Company Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries (as defined in the Acquisition Agreement as in effect on the date hereof) taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred:  (i) any failure, in and of itself, to meet internal projections or forecasts for any period ending on or after the date of the Acquisition Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Company Material Adverse Effect has occurred); (ii) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority (as defined in the Acquisition Agreement as in effect on the date hereof); (iii) changes in applicable Law or GAAP or in any interpretation thereof (each capitalized term as defined in the Acquisition Agreement as in effect on the date hereof); (iv) changes in the industries in which the Target and its Subsidiaries operate regardless of geographic region (including legal and regulatory changes); (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic (including the COVID-19 pandemic); (vii) the U.S. Food and Drug Administration and other regulatory actions, enforcement, requirements or directives (including delay, clinical hold, rejection or additional clinical requirements with respect to any premarket approval application or investigational device exemption application), the scope of marketing approval or intended use statement(s), issuance of warning letters, audit findings, and other exercise or enforcement discretion, pre- or post-approval requirements, limitations or restrictions or rejection or revocation of any accreditations, authorizations, certifications, permits licenses related to the Target’s businesses and products (provided that the exception in this clause (vii) shall only apply to the definition of “Company Material Adverse Effect” for the purposes of Section 8.02(a) of the Acquisition Agreement as applied to the representations and warranties in Section 4.18 of the Acquisition Agreement if the representations and warranties in such Section 4.18 were true as of the date hereof, disregarding the exceptions set forth in this clause (vii) and clause (viii)); (viii) data and other results from clinical trials (including PATHFINDER, STRIVE and SUMMIT) (provided that the exception in this clause (viii) shall only apply to the definition of “Company Material Adverse Effect” for the purposes of Section 8.02(a) of the Acquisition Agreement as applied to the representations and warranties in Section 4.18 of the Acquisition Agreement if the representations and warranties in such Section 4.18 were true as of the date hereof, disregarding the exceptions set forth in clause (vii) and this clause (viii)); (ix) any disruptions in the Borrower’s supply of sequencers and associated reagents to the Target and its Subsidiaries; or (x) the public announcement of the Acquisition Agreement or the pendency of the Transactions (as defined in the Acquisition Agreement as in effect on the date hereof); provided that, in each of clauses (ii) through (vi), the Target and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (b) would reasonably be expected to prevent or materially delay the consummation of the Transactions by the Target.  Notwithstanding the foregoing, in the case of clauses (a)(vii) and (a)(viii), any event, occurrence, state of facts, development, circumstance, change or effect resulting from intentional fraud by the Target or any of its Subsidiaries may be taken into account in determining whether the condition set forth in Section 8.02(a) of the Acquisition Agreement has been satisfied.

3.
Financial Statements.  The Arranger shall have received (i) audited financial statements of the Borrower for each of its three most recent fiscal years ended at least 60 days prior to the Closing Date; (ii) unaudited financial statements of the Borrower for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements (and corresponding periods of any prior year) and more than 40 days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 review); (iii) audited financial statements of the Acquired Business for each of its three most recent fiscal years ended at least 90 days prior to the Closing Date and unaudited financial statements of the Acquired Business for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements (and corresponding periods of any prior year) and more than 45 days prior to the Closing Date and reviewed by the Acquired Business’s independent accountants in accordance with the procedures set forth in AS 4105 (Reviews of Interim Financial Information); and (iv) customary pro forma financial statements of the Borrower giving effect to the Transactions (and such other acquisitions), in each case as required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), as of the date of and for the period ending on the date of the latest financial statements delivered under clause (iii) or (iv) above, as applicable, regardless of when the Borrower is required to file such financial statements with the Securities and Exchange Commission, and in each of (i) through (iv) meeting the requirements of Regulation S‑X under the Securities Act.  The Arranger hereby acknowledges that the Borrower’s public filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of any required financial statements will satisfy the requirements of this paragraph.

4.
Payment of Fees and Expenses.  All costs, fees, expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least two business days prior to the Closing Date and the fees contemplated by the Fee Letter payable to the Arranger, the Administrative Agent or the

Annex B-2

Lenders shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Fee Letter or the Loan Documents to be paid on or prior to the Closing Date.

5.
Customary Closing Documents.  The Borrower shall have complied with the following customary closing conditions: (i) the delivery of customary legal opinions from Covington & Burling LLP or other counsel reasonably acceptable to the Arranger, customary corporate records and documents from public officials, customary officer’s certificates with respect to incumbency and satisfaction of closing conditions, customary evidence of authority and a customary borrowing notice, in each case in customary form and substance reasonably satisfactory to the Arranger and the Borrower and (ii) delivery of a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Schedule I demonstrating pro forma solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date.  The Arranger will have received at least three business days prior to the Closing Date all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case to the extent reasonably requested at least ten business days prior to the Closing Date.

6.
Accuracy of Representations/No Default.  At the time of and upon giving effect to the borrowing and application of the Bridge Loans on the Closing Date, (i) each Acquisition Representation shall be true and correct (but only to the extent that the Borrower or its applicable affiliates have the right not to consummate the Acquisition, or to terminate their respective obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such Acquisition Representation to be true and correct), (ii) the Specified Representations shall be true and correct in all material respects (except to the extent already qualified by materiality or material adverse effect) and (iii) there shall not exist any default or event of default under the Bridge Loan Agreement relating to (a) non-payment of amounts due under the Bridge Facility or (b bankruptcy or insolvency.

Annex B-3

SCHEDULE I
TO ANNEX B

Project Valor
Form of Solvency Certificate

SOLVENCY CERTIFICATE
of
ILLUMINA, INC.
AND ITS SUBSIDIARIES

Pursuant to Section [●] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Illumina, Inc. (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Bridge Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

ILLUMINA, INC.

By:
Name:
Title:

Schedule I-2